FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2013 THIRD QUARTER RESULTS
$83.1 Million in New Contract Awards as of October 31st, 30% Higher than Same Period of 2012

Edgewood, NY – November 5, 2013  CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the 2013 third quarter and nine months ended September 30, 2013.

Third Quarter 2013 vs. Third Quarter 2012
•	Revenue was $20,664,645 compared to $21,340,831;
•	Gross margin was 21.7% compared to 27.2%;
•	Pre-tax income was $2,772,100 compared to $4,025,437; and,
•	Net income was $1,911,100 or $0.23 per diluted share, compared to $2,795,437 or $0.33 per diluted share.

Nine Months 2013 vs. Nine Months 2012
•	Revenue was $61,702,530 compared to $61,916,552;
•	Gross margin was 21.3% compared to 26.7%;
•	Pre-tax income was to $7,777,650 compared to $10,759,775; and,
•	Net income was $5,366,650 or $0.63 per diluted share compared to $7,410,775 or $0.96 per diluted share.

* Diluted earnings per share for the 2013 nine month period was calculated on 10% more shares outstanding, than in the prior year period due to the Company’s 1.2 million share public offering completed in July 2012.

Edward J. Fred, CPI Aero’s CEO & President, stated, “As projected, 2013 third quarter and nine month revenue and net income decreased as compared to the same periods of 2012.  We expect our full year 2013 results to be more similar to those of 2011.”

Mr. Fred continued, “The slight decrease in total revenue for the 2013 nine month period, as compared to the same period of 2012, was due to substantially lower revenue from prime government contracts, offset by higher revenues generated from government and commercial subcontracts. Specifically:

-
Revenue generated from government subcontracts increased by 7.7% to approximately $41.5 million, due to $6.9 million higher revenue from the A-10 program, $3.0 million higher revenue from our program with UTC Aerospace, offset by a $7.5 million decrease from the E-2D program.

-	Revenue generated from commercial subcontracts increased by 5.6% to approximately $19.2 million, primarily due to increased production rates on the G650 program.

-	Revenue generated from prime government contracts substantially decreased to approximately $1.0 million, a decrease of 80%.”

Mr. Fred added, “As we reported in our second quarter earnings announcement, our gross margin for 2013 was affected by adjustments to our long-term programs with Spirit, Northrop Grumman and Boeing, as well as our C-5 TOP program.  Our gross margin should substantially improve in the fourth quarter of 2013 and we currently expect our gross margin for the 2013 full year to be within the range of 23% to 24%.”

Mr. Fred noted, “We will take steps to further reduce our selling, general and administrative expenses (SG&A) as we continue to improve the efficiency of our administrative processes.  Our 2013 third quarter and nine month SG&A expenses as a percent of revenue decreased to 7.3% and 7.9%, respectively, as compared to 7.6% and 8.5% in the same periods of 2012, respectively.  The decrease for both 2013 reporting periods was mainly due to lower accrued officers’ bonus, accounting, legal and other consulting fees, slightly offset by increased salaries due to higher headcount. Lower gross margins, although slightly offset by lower SG&A expenses, resulted in a decrease in net income for the 2013 third quarter and nine month periods, as compared to the same periods of 2012.”

Mr. Fred added, “Our total backlog at September 30, 2013 increased to $439.7 million as compared to $391.9 million at December 31, 2012.  This increase was attributable to a $29.5 million increase in backlog on commercial programs and an $18.3 million increase in backlog for military programs.  Funded backlog at September 30, 2013 increased to $102.5 million, from $52.3 million at December 31, 2012, which was the result of increases of funded backlog for both military and commercial programs. Specifically, at September 30, 2013 as compared to December 31, 2012, funded backlog for military programs increased by $30.4 million to $73.6 million and funded backlog for commercial programs increased by $19.8 million to $28.9 million.”

Discussing new military contract awards, Mr. Fred noted, “Although sequester and military budget cuts continue to affect our industry, since mid 2013 we have received new orders and releases for military aircraft, including:
-	A $47 million long-term agreement from Sikorsky for the production of the BLACK HAWK fuel panels.
-	Additionally, we received an order on our E-2D program that has extended our backlog through 2014.
-	Lastly, we received new purchase orders from Bell Helicopter on the AH-1Z program.”

Mr. Fred continued, “Additionally, we are aware that our customers have received orders on some of our long term military programs, which have not yet translated into purchase orders to us, but should in the coming months.”

As for commercial programs, Mr. Fred said, “In the third quarter of 2013 we have received new purchase orders from both Embraer and Cessna, which have increased our overall new business awards.”

“2013 has been a solid year for new business from both the military and commercial segments. New contract awards as of October 31, 2013 from all customers were approximately $83.1 million, as compared to approximately $64.1 million in new contract awards for the same period in 2012.  We expect additional contracts to be released before year-end.”

Discussing expectations for full year 2013, Mr. Fred added, “As previously announced, we expect revenue and earnings to be lower than 2012 and more similar to those of 2011.  Commercial programs should generate a larger percentage of our total 2013 revenue as compared to 2012.  Additionally, we expect product shipments to be greater than in 2012, or any other year, as many of our programs have transitioned from development to production.  Increased shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, will result in positive cash flow from operations of approximately $3 million.”

Mr. Fred concluded, “Based on our large funded backlog for military and commercial programs and several large orders expected to be awarded before 2013 year-end, we believe that CPI Aero is well positioned to grow in 2014.  We will continue to take steps to further diversify our customer base by focusing our efforts on bidding on new commercial programs, including other helicopter and business/private jet programs, as well as large commercial aircraft programs.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, November 5, 2013 at 10:00 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.   In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK® helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell MicroCap Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group
CPI Aero	Lena Cati
(631)586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue	$20,664,645	$21,340,831	$61,702,530	$61,916,552
Cost of sales	16,188,518	15,536,407	48,549,586	45,379,099

Gross profit	4,476,127	5,804,424	13,152,944	16,537,453
Selling, general and administrative expenses	1,508,656	1,615,888	4,882,851	5,290,999

Income from operations	2,967,471	4,188,536	8,270,093	11,246,454
Interest expense	195,371	163,099	492,443	486,679

Income before provision for income taxes	2,772,100	4,025,437	7,777,650	10,759,775

Provision for income taxes	861,000	1,230,000	2,411,000	3,349,000

Net income	1,911,100	2,795,437	5,366,650	7,410,775

Other comprehensive income (loss), net of tax
Change in unrealized gain (loss)- interest rate swap	----	(1,490)	17,390	(33,826)

Comprehensive income	$1,911,100	$2,793,947	$5,384,040	$7,376,949

Income per common share – basic	$0.23	$0.33	$0.64	$0.99

Income per common share – diluted	$0.23	$0.33	$0.63	$0.96
Shares used in computing income per common share:
Basic	8,391,954	8,347,086	8,387,240	7,510,581
Diluted	8,490,711	8,476,691	8,464,350	7,684,508

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$840,683	$2,709,803
Accounts receivable, net	13,317,866	6,774,346
Costs and estimated earnings in excess of billings on uncompleted
contracts	111,766,149	108,909,844
Deferred income taxes	526,000	534,000
Prepaid expenses and other current assets	645,906	426,063

Total current assets	127,096,604	119,354,056

Plant and equipment, net	2,990,237	2,907,476
Deferred income taxes	1,009,000	1,001,000
Other assets	108,080	1,620,984

Total Assets	$131,203,921	$124,883,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,299,757	$13,286,558
Accrued expenses	244,075	943,356
Billings in excess of costs and estimated earnings on uncompleted
contracts	469,509	656,853
Current portion of long-term debt	1,041,016	1,100,564
Line of credit	31,450,000	23,450,000
Income tax payable	235,800	106,000
Deferred income taxes	100,000	102,000

Total current liabilities	40,840,157	39,645,331

Long-term debt, net of current portion	2,444,570	3,209,873
Deferred income taxes	852,000	867,000
Other liabilities	583,073	567,113

Total Liabilities	44,719,800	44,289,317

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 8,391,954 and 8,371,439 shares, respectively, and
outstanding 8,391,954 and 8,371,439 shares, respectively	8,392	8,371
Additional paid-in capital	50,286,534	49,780,673
Retained earnings	36,212,632	30,845,982
Accumulated other comprehensive loss	(23,437)	(40,827)

Total Shareholders’ Equity	86,484,121	80,594,199

Total Liabilities and Shareholders’ Equity	$131,203,921	$124,883,516